News Release

Brooke Corporation Comments on Subsidiary Refinancing

OVERLAND PARK, Kan. March 5, 2008 - Brooke Corporation (NASDAQ:BXXX) owns approximately 62% of Aleritas Capital Corp. (a d/b/a of Brooke Credit Corporation; OTCBB: BRCR). Aleritas recently filed a form 8-K/A describing an expected refinancing of approximately $50M in debt pursuant to an agreement included as an exhibit to the form. Although certain obligations under that agreement expired on Friday, February 29, 2008, closing of the refinancing is nonetheless currently scheduled to occur on or before Friday, March 7, 2008.

About Brooke Corporation ... Brooke Corporation is a holding company listed on the NASDAQ Global Market under the symbol "BXXX". Brooke Corporation owns 100 percent of Brooke Bancshares, Inc., a banking organization with a federally chartered thrift institution that operates an agent bank. Brooke Corporation owns 62 percent of Aleritas Capital Corp. (a d/b/a of Brooke Credit Corporation; OTCBB: BRCR), a finance company specializing in insurance-related lending. Brooke Corporation owns 81 percent of Brooke Capital Corporation (AMEX: BCP), an insurance organization with a non-standard auto insurance company, a life insurance company and insurance agency franchising operations.

Contact ... Linda Rothemund, Market Street Partners, (415) 445-3236, linda@marketstreetpartners.com

E-mail Distribution ... To receive electronic press alerts, visit the Brooke Corporation Media Room at http://brookecorp.mediaroom.com and subscribe to our e-mail alerts online through the Get the News link.

The above statement concerning closing of a refinancing transaction is a forward-looking statement and is subject to risks and uncertainties, as are all such statements. In particular, this forward-looking statement is subject to, among other things, the possibility that adverse business or market conditions between now and the anticipated closing will affect the ability and willingness of the parties to the transaction to effect such closing.